Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Registration Statement on Form S-1, Amendment No. 1, of Globa Terra Acquisition Corporation, of our report dated April 16, 2025, except Notes 2, 5, 8 and 9, dated May 14, 2025, on our audit of the balance sheet of Globa Terra Acquisition Corporation as of December 31, 2024, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from October 18, 2024 (inception) through December 31, 2024.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Adeptus Partners, LLC

Ocean, New Jersey
May 14, 2025